Exhibit 10.6

ESB FINANCIAL CORPORATION
AMENDED AND RESTATED EXCESS BENEFIT PLAN

PREAMBLE

The ESB Financial Corporation (formerly known as PennFirst Bancorp, Inc.) (the “Company”) Amended and Restated Excess Benefit Plan (the “Plan”) is adopted effective as of November 20, 2007.  The Plan was initially adopted effective as of October 30, 1996 and was previously amended effective as of July 19, 2005.  The Plan as amended and restated shall in all respects be subject to the provisions set forth herein.

This Plan is being amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and any regulations relating thereto.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The Plan is an unfunded plan for tax purposes.  The provisions of the Plan shall be construed to effectuate such intentions.

PURPOSE

The Plan is established and maintained by the Company for the purpose of permitting certain of its salaried employees who are selected by the Board of Directors of the Company and listed in Appendix A attached hereto, and who participate in the Company’s Retirement Savings Plan (the “Retirement Plan”) or in its Employee Stock Ownership Plan (“ESOP”) to receive contributions equal to amounts in excess of the limitations imposed by Sections 401(a)(17), 402(g), and 415 of the Code.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Whenever used herein, the following terms shall have the meanings hereinafter set forth:

1.1.                 “Bank” means ESB Bank, a Pennsylvania chartered stock savings bank, or, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Bank or a transfer or sale of substantially all of the assets of the Bank.

1.2.                 “Board” means the Board of Directors of the Company.

1.3.                 “Company” means ESB Financial Corporation, a Pennsylvania chartered corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.4.                 “Company Common Stock” means shares of common stock, par value $0.01 per share, of the Company.

1.5.                 “Director” means any member of the Board of Directors of the Company or the Bank.

1.6.                 “ESOP Allocation” means an allocation to the individual account of a participant in the ESOP pursuant to Article V of the ESOP.

1.7.                 “Matching Contribution” means the total of all matching contributions made by the Company or the Bank for the benefit of a Participant under and in accordance with the terms of the Retirement Plan in any Plan Year.

1.8.                 “Participant” means a salaried employee of the Company or the Bank who is a participant under the Retirement Plan or the ESOP and to whom or with respect to whom contributions may be made under the Plan who is listed in Appendix A attached hereto.

1.9.                 “Plan Year” means the 12-consecutive-month period ending December 31 of each year, commencing with the 12-consecutive-month period ending December 31, 1996.

1.10.                 “Pre-tax Contribution” means the salary reduction contribution made by the Company or the Bank for the benefit of a Participant under and in accordance with the terms of the Retirement Plan in any Plan Year.

1.11.                 “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.12.                 “Supplemental ESOP Allocation” means the contribution made by the Company or the Bank for the benefit of a Participant under and in accordance with the terms of the Plan in any Plan Year.

1.13.                 “Supplemental Matching Contribution” means the matching contribution made by the Company or the Bank for the benefit of a Participant under and in accordance with the terms of the Plan in any Plan Year.

1.14.                 Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II

ELIGIBILITY

A Participant who is eligible to receive the benefit of a Pre-tax Contribution, a Matching Contribution, or an ESOP Allocation the total amount of which is reduced by reason of the application of the limitations on contributions imposed by Sections 401(a)(17), 402(g), and 415 of the Code shall be eligible to participate in the Plan.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1.                 Supplemental Matching Contribution.

A Participant’s account in the Plan shall be credited with a Supplemental Matching Contribution each year effective as of the last day of the Plan Year.  The dollar amount of the Supplemental Matching Contribution allocable to a Participant with respect to a given Plan Year shall be calculated as set forth below:

(a)  The Matching Contribution which would have been allocated to the Participant for the Plan Year without giving effect to any reduction in the Pre-tax Contribution required by limitations imposed by Sections 401(a)(17), 402(g), and 415 of the Code; less

(b)  The amount of the Matching Contribution actually allocated to the account of the Participant in the Retirement Plan (pursuant to the terms of the Retirement Plan) for the Plan Year.

Supplemental Matching Contributions made for the benefit of a Participant for any Plan Year shall be credited to an account maintained under the Plan in the name of each Participant within 180 days after the last day of such Plan Year.

3.2.                 Supplemental ESOP Allocation.

A Participant’s account in the Plan shall be credited with a Supplemental ESOP Allocation each year effective as of the last day of the Plan Year.  The amount of the Supplemental ESOP Allocation to be made by the Company or the Bank for the benefit of a Participant with respect to a given Plan Year shall be in an amount equal to the difference between (a) and (b) below:

(a)           The ESOP Allocation which would have been allocated to the Participant for the Plan Year, as determined by Article V of the ESOP, without giving effect to the limitations imposed by Sections 401(a)(17) and 415 of the Code; less

(b)           The amount of the ESOP Allocation actually allocated to the account of the Participant in the ESOP for the Plan Year.

Supplemental ESOP Allocations made for the benefit of a Participant for any Plan Year shall be credited to the account maintained under the Plan in the name of each Participant within 180 days after the last day of such Plan Year.

ARTICLE IV

INVESTMENT OF SUPPLEMENTAL CONTRIBUTIONS

Unless a trust is used to fund the benefits hereunder as authorized in Section 8.1 of the Plan, amounts credited hereunder to the account of a Participant shall be treated as if they were actually invested in Company Common Stock and credited with gains and losses at the same time and in the same manner as provided in the Retirement Plan and the ESOP.  Amounts contributed to a trust utilized by the Company to fund its obligations under the Plan shall be invested in accordance with the terms of such trust. If  any Company Common Stock is held in a rabbi trust to fund the Company's obligations under the Plan, the Company Common Stock (i) may not be diversified; (ii) must remain at all times invested in the form of Company Common Stock or common stock units of the Company, as applicable; and (iii) must be distributed solely in the form of whole shares of Common Stock.

ARTICLE V

VESTING; DISTRIBUTIONS

5.1                 Vesting.  All amounts held in the Plan attributable to Supplemental Matching Contributions and Supplemental ESOP Allocations shall vest in the same manner as provided in the Retirement Plan and the ESOP, respectively.

5.2	Distribution.

(a)             General.  The vested portion of a Participant’s account may not be distributed prior to (a) the Participant’s death, or (b) the first day of the month following the lapse of six months following the Participant’s Separation from Service.  The vested portion of amounts credited to a Participant’s account shall be distributed to a Participant in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B), except that any distribution must be solely in the form of whole shares of Company Common Stock.  Cash will not be distributed in lieu of fractional shares.  The form of benefit payment may be in a single lump sum payment or annual installment payments not in excess of ten years, as specified on a Participant’s payment election form.  If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the payment event selected by the Participant (subject to the six-month delay required above if the payment event is a Separation from Service), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.  Any new payment elections made by a Participant on or after January 1, 2005 shall be made in accordance with this Article V.

(b)           Amount of Each Annual Installment.  The dollar amount of each annual installment paid to a Participant or his or her beneficiaries shall be determined by multiplying the value of the Participant’s account as of the close of business on the day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s account, the second annual installment shall be 1/9th of the then remaining account, and so on.

(c)           Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 5.2(d) or 5.2(e) below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be five annual installments commencing as of the first day of the month following the lapse of six months after a Separation of Service, except that in the event of death, the payment election shall be deemed to be a lump sum payable within sixty (60) days following the date of death.

(d)           Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Board, provided that any such election (i) must be made prior to the Participant’s Separation from Service or death, (ii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Board, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(e)        Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Company, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Company, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1.                 Administration by the Company.  The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2.                 General Powers of Administration.  All provisions set forth in the Retirement Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.  The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1.           Amendment or Termination.  The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.  In addition, in the event that the Company determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Company may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

7.2.	Effect of Amendment or Termination.

(a)  General.  No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account held hereunder as of the effective date of such amendment or termination.  A termination of the Plan will not be a distributable event, except in the two circumstances set forth in Section 7.2(b) below.  No additional credits of Supplemental Matching Contributions or Supplemental ESOP Allocations shall be made to the account of a Participant after termination of the Plan, but the Company shall continue to credit gains and losses pursuant to Article IV until the balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.

(b)         Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 7.2(b).  The Company may, in its discretion, elect to terminate the Plan in any of the following two circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of ESB Financial or the Bank and (1) all arrangements sponsored by ESB Financial and the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date ESB Financial and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date ESB Financial and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither ESB Financial nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date ESB Financial and the Bank take all necessary action to irrevocably terminate the Plan; or

(ii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by a Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE VIII

GENERAL PROVISIONS

8.1.                 Participant’s Rights Unsecured.  To fund its obligations under the Plan, the Company may elect to form a trust, or to utilize a preexisting trust, to purchase and hold the alternative forms of assets which are permitted under the Retirement Plan and ESOP, including shares of Company Common Stock, subject to compliance with all applicable securities laws.  If the Company elects to use a trust to fund its obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Company, or from such a trust formed or utilized by the Company.  Any assets held in a trust, including shares of Company Common Stock, may be distributed to a Participant at the value thereof determined by the Board (or the executive committee thereof) excluding any Director who may be a Participant in the Plan, as aforesaid in payment of part or all of the Company’s obligations under the Plan.  The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company or any assets of the Bank.  All amounts credited to the account of Participants, whether or not held in a trust, shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

8.2.                 General Conditions.  Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan or the ESOP.

8.3.                 No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or the Bank or any other person or entity that the assets of the Company or the Bank will be sufficient to pay any benefit hereunder.

8.4.                 No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or the Bank.

8.5.                 Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.6.                 Applicable Law.  The Plan shall be construed and administered under the laws of the Commonwealth of Pennsylvania.

8.7.                 Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Company or the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company or the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company or the Bank and the Plan therefor.

8.8.                 Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or the Bank or by the merger or consolidation of the Company or the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2.

8.9.                 Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his designated beneficiary.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s account may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

8.10.                 Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Company nor the Bank nor any individual acting as employee or agent of the Company or the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

IN WITNESS WHEREOF, and pursuant to a resolution of the Board of Directors of the Company, the Company has caused this Plan to be executed by its duly authorized officers effective as of November 20, 2007.

ESB FINANCIAL CORPORATION:

By:	/s/ William B. Salsgiver
William B. Salsgiver, Chairman

By:	/s/ Frank D. Martz
Frank D. Martz, Secretary

APPENDIX A

The Company has designated the following person(s) as Participants in its Excess Benefit Plan as of October 30, 1996:

Charlotte A. Zuschlag

A-1

APPENDIX B

PAYMENT ELECTION FORM

ESB FINANCIAL CORPORATION
AMENDED AND RESTATED EXCESS BENEFIT PLAN

Date ___________________________________________

I acknowledge receipt of a copy of the Amended and Restated Excess Benefit Plan (the “Plan”) of ESB Financial Corporation (the “Company”) and understand that the Plan and this Payment Election Form constitute a binding agreement between myself and the Company.  I further acknowledge that I have no rights to any amounts deferred pursuant to the Plan until the time of distribution pursuant to the provisions of Section 5.2 of the Plan.

This Payment Election Form sets forth below my election as to the timing of payment of the vested portion of my account under the Plan.   All payments under the Plan will be subject to the terms and conditions of the Plan which are incorporated herein by reference.  Any capitalized terms used in this Payment Election Form but not otherwise defined herein shall have the meanings set forth in the Plan.

I acknowledge that my election will apply to all amounts deferred on my behalf under the Plan and can  only  be  changed  in  a  manner  which complies with Section 409A of the Internal Revenue Code.  Please note that a distribution of your account will be solely in the form of Company Common Stock (as defined in the Plan).  Cash will not be paid in lieu of fractional shares in order to preserve preferential accounting treatment on behalf of the Plan.

My period of deferral, with respect to amounts deferred under the Plan, shall expire  at  the  earliest  time  specified  below  (check  as  many  as apply to you):

G	1.	Upon my Separation from Service, excluding termination due todeath, I elect to receive settlement of my account by
		(check one):
	____	Lump sum distribution on the first day of the month following the lapse of six months after the Separation from Service has occurred; or
	____
Commencement of ____ annual installment payments on the first day of the month following the lapse of six months after the Separation from Service has occurred (up to 10 annual installment payments permitted).

and/or

B-1

G	2.	Upon my termination of employment due to death, I elect to receive settlement of my account by (check one):
	____	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or
	____	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 annual installment payments permitted).

I understand that any balance remaining in my account, as of the date of the last distribution to be made to me pursuant to my elections above, will be added to and distributed in said last distribution.

I understand that if I subsequently elect on or after January 1, 2008 to change my payment election to delay the timing of the payment from the timing that I previously elected, then (1) the subsequent election must be made before I have a Separation from Service, (2) the subsequent election cannot take effect until at least 12 months after the date on which the subsequent election is made and accepted by the Board, (3) the first payment pursuant to the subsequent election (other than elections with respect to death) shall be deferred for at least five years from the date the payment would otherwise have been made, and (4) the subsequent election must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence.

PARTICIPANT

Signature:

Printed Name:

The Bank hereby acknowledges the receipt of this
Payment Election Form.

Name:

Date Received:

B-2